U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 12, 2008

Photonic Products Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers;   Election of Directors;   Appointment of Certain Officers;   Compensatory Arrangements of Certain Officers

Photonic Products Group, Inc. (PPGI, the “Company”) announced today that Joseph J. Rutherford has been selected to become President and CEO, effective January 1, 2009, succeeding Daniel Lehrfeld.  Mr. Lehrfeld had previously announced his intention to step down as CEO in late December. Mr. Rutherford has since August 2008 served as VP/GM of PPGI’s MRC Optics subsidiary.

Mr. Lehrfeld continues as a member of the Board of Directors, and intends to enter into a consulting agreement with the Company to provide transitional assistance to Mr. Rutherford.

Mr. Rutherford has more than 30 years of experience in optical component development and manufacturing businesses.  From 1989 through 2006 he was VP/GM of Charlotte, NC-based Synoptics, a subsidiary successively of Litton and Northrop Grumman Corporations, an industry leader in crystal products and related optical components.  Prior to that, he held executive level sales and marketing positions within Memtech, Material Progress Corporation and Allied Corporation.

Mr. Rutherford’s employment will be at-will. He will receive a salary of $180,000 per year and will be eligible to receive an annual bonus targeted at $50,000. Mr. Rutherford will also receive a stock option grant carrying an imputed value of $30,000 in recognition of his promotion to President and CEO. This stock option grant will have an exercise price which will be the closing price of PPGI’s stock on December 31, 2008, the day preceding his appointment as CEO.

A copy of the Offer of Employment to Mr. Rutherford and a Press Release dated December 12, 2008 announcing the appointment of Mr. Lehrfeld’s successor are included as attachments to this public filing.

9.01 Financial Statements and Exhibits

(d)  The following exhibits are filed with this report.

Number                                Description of Exhibit

10.1                      Offer of Employment dated December 9, 2008

99.1                      Press Release dated December 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 12, 2008
	By:	/s/ Daniel Lehrfeld
(Daniel Lehrfeld)
Chief Executive Officer